AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT NO. 1 dated as of November 30, 2007 (the "Amendment") to the Deposit Agreement dated as of October 12, 1999 (as amended hereby, the "Deposit Agreement"), among EPCOS AG, incorporated under the laws of the Federal Republic of Germany (the "Company"), JPMorgan Chase Bank, N.A., as depositary (the "Depositary"), and all Holders from time to time of American Depositary Receipts ("ADRs") issued thereunder.

WITNESSETH:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, the Company has filed a Form 25 and a Form 15F with the U.S. Securities and Exchange Commission (the "Commission") in order to seek to terminate the listing of its ADRs on the New York Stock Exchange and to terminate the registration of its securities under the United States Securities and Exchange Act of 1934, as amended (“Exchange Act”), and its obligation to file with the Commission, or submit to the Commission, reports under Sections 13(a) and 15(d) of the Exchange Act.

WHEREAS, pursuant to paragraph (16) of the form of ADR set forth in Exhibit A of the Deposit Agreement, the Company and the Depositary desire to amend certain terms of the Deposit Agreement and ADRs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Unless otherwise defined in this Amendment, all capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II
AMENDMENTS TO DEPOSIT AGREEMENT AND FORM OF ADR

SECTION 2.01.  All references in the Deposit Agreement to the term "Deposit Agreement" shall, as of the Effective Date (as defined below), refer to the Deposit Agreement, as amended by this Amendment.

SECTION 2.02. References to “Morgan Guaranty Trust Company of New York”. All occurrences of the words “Morgan Guaranty Trust Company of New York” in the Deposit Agreement and the form of ADR are hereby replaced by the words “JPMorgan Chase Bank, N.A.”.

SECTION 2.03 Paragraph (9) of the form of ADR is hereby amended to include the following immediately after the first sentence thereof:

In addition, holders of ADSs will be charged a fee of U.S.$0.02 per ADS per calendar year for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year ((with the aggregate of such fees not to exceed the amount set forth above)) and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions).

SECTION 2.04. The penultimate and ultimate sentences of paragraph (10) of the form of ADR are hereby amended to read as follows:

Upon effectiveness of the termination of the Company’s reporting requirements under the Exchange Act, the Company shall publish on its web site (http://www.epcos.com) on an ongoing basis, or otherwise furnish to the United States Securities and Exchange Commission (the "Commission"), certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Exchange Act. To the extent furnished to the Commission, such reports and documents may be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street, NE, Washington, DC 20549. In the event the Company’s reporting requirements under the Exchange Act are not terminated, the Company will submit to the Commission certain reports that can be retrieved from the Commission's internet website at http://www.sec.gov, and can be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street, NE, Washington, DC 20549.

SECTION 2.05. Paragraphs (a) and (b) of Section 13 of the Deposit Agreement are hereby amended to read as follows:

(a)	JPMorgan Chase Bank
4 New York Plaza, 13th Floor
New York, New York 10004
Attention: ADR Administration
Facsimile: 212-623-0079

(b)	EPCOS AG
St.-Martin Straße 53
D-81669 Munich, Germany
Attention: Peter Müller
Facsimile: +49-89-636-21326

Notices to the Depositary must be in English.

SECTION 2.06. The form of ADR, reflecting the amendments set forth herein and some clarifying amendments thereto is amended and restated to read as set forth as Exhibit A hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a) This Amendment, as executed and delivered by the Company, and the Post-effective Amendment to the Registration Statement on Form F-6 (Reg. No.: 333-10846), as executed and delivered by the Company in connection therewith, each will be duly and validly authorized, executed and delivered by the Company, and constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment, and any other document furnished hereunder or thereunder in the Federal Republic of Germany, such amendment does not need to be filed or recorded with any court or other authority in the Federal Republic of Germany, nor does any stamp or similar tax need to be paid in the Federal Republic of Germany on or in respect of such amendment; and

SECTION 3.02. Representations and Warranties of the Depositary. The Depositary represents and warrants to, and agrees with, the Company that this Amendment, when executed and delivered by the Depositary, and the Post-effective Amendment to the Registration Statement on Form F-6 (Reg. No.: 333-10846), as executed and delivered by the Depositary in connection therewith, each will be duly and validly authorized, executed and delivered by the Depositary, and constitute a legal, valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Effective Date. Subject to Section 16 of the Form of ADR with respect to any outstanding ADRs, this Amendment shall take effect on the date hereof.

SECTION 4.02. Indemnification. The parties hereto shall be entitled to all of the benefits of the indemnification provisions of Section 16 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 4.03. Governing Law; Jurisdiction. This Amendment and all outstanding and hereinafter issued ADRs shall be governed by and construed in accordance with the laws of the State of New York. Any dispute, legal suit, action or proceeding arising out of or based upon the Deposit Agreement (as amended by the Amendment) or the transactions contemplated thereby shall be submitted to the exclusive jurisdiction of the Courts of New York, New York.

SECTION 4.04. Consent by Continuing Holders. Every holder of an outstanding ADR at the Effective Date shall be deemed, by continuing to hold such ADR, to consent and agree to this Amendment and to be bound by the Deposit Agreement as amended hereby.

SECTION 4.05. Outstanding ADRs. ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

SECTION 4.06. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above and all Holders shall become parties hereto by holding ADSs
EPCOS AG

EPCOS AG

By:
Name:
Title:

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

EXHIBIT A

ANNEXED TO AND INCORPORATED

IN AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

CERTAIN RIGHTS OF THE HOLDER OF THIS AMERICAN DEPOSITARY RECEIPT MAY BE WITHHELD IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (8) HEREOF, INCLUDING, WITHOUT LIMITATION, VOTING RIGHTS AND THE RIGHT TO RECEIVE DIVIDENDS AND OTHER DISTRIBUTIONS.

No. of ADSs:
Number
Each ADS represents One Share

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

ORDINARY SHARES

of

EPCOS AG

(Incorporated under the
laws of the Federal Republic of Germany)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (the "Depositary"), hereby certifies that ____________ is the registered owner (a "Holder") of _____ American Depositary Shares ("ADSs"), each (subject to Paragraphs (11) and (14)) representing one ordinary share including, subject to Paragraph (5) below, rights to receive Shares (together "Shares" and, together with any additional securities or cash from time to time held by the Depositary or the Custodian referred to below in respect or in lieu thereof, the "Deposited Securities"), of EPCOS AKTIENGESELLSCHAFT, a corporation incorporated under the laws of the Federal Republic of Germany (the "Company"), deposited with a custodian appointed in accordance with the Deposit Agreement (hereinafter defined) (subject to Section 7 of the Agreement referred to below, the "Custodian"). This ADR is issued pursuant to the Deposit Agreement dated as of October 12, 1999 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR agrees to become a party thereto and to be bound by all of the terms and conditions thereof and hereof. Copies of the Deposit Agreement are on file at the Depositary's Office referred to below and at the office of the Custodian. This ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York. The terms and conditions of the Deposit Agreement are hereby incorporated by reference.

(1) Withdrawal of Deposited Securities. Subject to Paragraphs (4), (7) and (9), upon surrender at the Depositary’s Office referred to below of (i) a certificated ADR in form satisfactory to the Depositary or (ii) proper instructions and documentation in the case of a Direct Registration , in either case accompanied by such instruments of transfer as the Depositary may require, the Holder hereof is entitled to delivery, as promptly as practicable, (i) to an account designated by such Holder with Clearstream Banking AG ("CSB") or an institution that maintains accounts with the CSB, of the Shares and the other Deposited Securities that are eligible for deposit with CSB and (ii) at the office of the Custodian, of any Deposited Securities that are not eligible for deposit with CSB, in each case at the time underlying this ADR. At the request, risk and expense of the Holder hereof, the Depositary may deliver Deposited Securities (other than Shares) at the Depositary's Office referred to below.

(2) Register. The Depositary shall keep, at the office of the Depositary in The City of New York at which at any particular time its depositary receipt business is administered, which at the date of the Deposit Agreement is 4 New York Plaza, New York, New York 10004 (the "Depositary's Office"), (a) a register (the "Register") for the registration, registration of transfer, combination and split-up of ADRs and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term Register includes the Direct Registration System. The Depositary may close the Register at any time or from time to time when reasonably deemed expedient by it after consultation with the Company if practicable in the case of a closure outside of the ordinary course of business, or when reasonably requested by the Company.

(3) Title to ADRs; Validity. Title to this ADR, when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the Register as the absolute owner hereof for all purposes. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary; provided, however, that, if a co-registrar for ADRs has been appointed, such signature may be facsimile if such ADR is countersigned by the manual or facsimile signature of a duly authorized signatory of such co-registrar and dated by such signatory.

(4) Certain Limitations. As a condition precedent to the issue or registration of any ADR (including upon a transfer, split-up or combination), any distribution in respect thereof or the withdrawal of any Deposited Securities, the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge and (ii) any transfer or registration fees charged by third parties for the transfer of any Deposited Securities, (b) the production of (i) proof satisfactory to it of the identity and genuineness of any signature and (ii) such other information as it may deem necessary or proper consistent with the Deposit Agreement; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. From time to time, the Company, the Depositary or the Custodian may also require such information as it may deem necessary or proper consistent with the Deposit Agreement. The Depositary shall notify the Company of any procedures established pursuant to clauses (b) or (c) above. The issuance of ADRs, the acceptance of deposits of Shares, the registration of transfers of ADRs or the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the Register or CSB is closed or when any such action is reasonably deemed expedient by the Depositary or the Company. Registrations of transfers of ADRs and withdrawals of Deposited Securities shall also be suspended when requested by the Company, including for the purpose of facilitating orderly voting of the Deposited Securities. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the U.S. Securities Act of 1933, as amended (the "Securities Act") and no amendment shall impair such requirements.

(5) Pre-release. Unless requested in writing by the Company to cease doing so at least two business days in advance of the proposed deposit, the Depositary may issue ADRs pursuant to Pre-release transactions only if (i) such Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of the Holders (not including any earnings thereon) until such Shares are deposited (but such collateral shall not constitute "Deposited Securities"), (ii) each recipient of Pre-released ADRs represents and agrees in writing with the Depositary that such recipient or its customer (a) beneficially owns such Shares, (b) transfers all beneficial right, title and interest therein to the Depositary for the benefit of the Holders, (c) will hold such Shares in trust for the account of the Depositary, (d) will deliver such Shares to the Custodian as soon as practicable and promptly but in no event more than five business days after demand therefor, and (e) will not take any action with respect to such Shares that is inconsistent with the Depositary’s transfer of the beneficial ownership thereof and (iii) all Pre-released ADRs evidence not more than 20% of all ADSs (excluding those evidenced by Pre-released ADRs), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The Depositary may retain for its own account any compensation for the issuance of ADRs in Pre-release transactions, including, without limitation earnings on collateral for Pre-released ADRs and its charges for issuance thereof. The Depositary may also set dollar limits with respect to Pre-releases to be entered into with any particular person to whom a Pre-release was made on a case by case basis as it deems appropriate.

(6) Representations and Warranties. Every person depositing Shares under the Deposit Agreement is deemed to represent and warrant that such Shares are validly issued and outstanding, fully paid, nonassessable and were not acquired in violation of any pre-emptive rights, that the person making such deposit is duly authorized to do so and that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act and may be offered or sold in the United States in transactions that are exempt from registration under the Securities Act or (B) have been registered under the Securities Act. Such representations and warranties shall survive the deposit of Shares and the issuance and cancellation of this ADR.

(7) Taxes. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any ADSs evidenced by this ADR, any Deposited Securities underlying this ADR or any distribution on any of the foregoing, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration of this ADR or any withdrawal of the underlying Deposited Securities until such payment is made. The Depositary may also deduct from any distribu-tions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof all or any part of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge. The Holder hereof shall remain liable for any deficiency. Upon any such sale, the Depositary shall, if appropriate, reduce the number of ADSs evidenced hereby to reflect any such sale and shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such tax or other governmental charge to the Holder hereof.

(8) Disclosure of Interests. Each Beneficial Owner agrees to comply with all applicable provisions of German law and the Company's Articles of Association regarding the notification of such person's interest in Shares, which provisions at the date of the Deposit Agreement include Sections 21, 22 and 23 of the German Securities Trading Act (Wertpapierhandelsgesetz). At the date of the Deposit Agreement, the statutory notification obligations of the Securities Trading Act apply to anyone whose holding, either directly or by way of imputation pursuant to the provisions of Section 22 of the German Securities Trading Act, of voting rights in the Company reaches or exceeds 3%, 5%, 10%, 15%, 20%, 25%, 30%, 50% or 75% or, after having reached or exceeded any such threshold, falls below that threshold. Each Beneficial Owner acknowledges that failure to provide on a timely basis any required notification of an interest in Shares may result in withholding of certain rights, including voting and dividend rights, in respect of the Shares in which such Beneficial Owner has an interest. All Holders and Beneficial Owners agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositary's compliance with any Company instructions in respect thereof, and the Depositary shall use its best efforts to comply, to the extent practicable, with such Company instructions.

(9) Charges of Depositary. The Depositary may charge each person to whom ADRs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and other Distributions (as such terms are defined in Para-graph (11)), and each person surrendering ADRs for withdrawal of Deposited Securities, up to U.S. $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered. In addition, holders of ADSs will be charged a fee of U.S.$0.02 per ADS per calendar year for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year ((with the aggregate of such fees not to exceed the amount set forth above)) and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). The Company will pay other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) any transfer or registration fees charged by third parties for transfer of any Deposited Securities in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders with-drawing Deposited Securities) and (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency). These charges may be changed in the manner indicated in Paragraph (16).

(10) Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the Depositary’s Office and the office of the Custodian. The Depositary will mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. Upon effectiveness of the termination of the Company’s reporting requirements under the Exchange Act, the Company shall publish on its web site (http://www.epcos.com) on an ongoing basis, or otherwise furnishes the United States Securities and Exchange Commission (the "Commission") with, certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Exchange Act. To the extent furnished to the Commission, such reports and documents may be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street, NE, Washington, DC 20549. In the event the Company’s reporting requirements under the Exchange Act are not terminated, the Company will submit to the Commission certain reports that can be retrieved from the Commission's internet website at http://www.sec.gov, and can be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street, NE, Washington, DC 20549.

Dated:

JPMORGAN CHASE BANK, N.A.

By
Authorized Signatory

The Depositary's Office is located at 4 New York Plaza, New York, New York 10004.

[FORM OF REVERSE OF RECEIPT]

(11) Distributions on Deposited Securities. Upon receipt by the Depositary or the Custodian of any distribution on Deposited Securities, and subject to Section 6 of the Deposit Agreement and to the Paragraphs (4), (7) and (9) hereof, the Depositary shall as promptly as practicable distribute by mail to each Holder entitled thereto on the record date set by the Depositary therefor, in proportion to the number of Deposited Securities (on which the following distributions are received by the Custodian) underlying such Holder's ADRs:

(11) Distributions on Deposited Securities. Upon receipt by the Depositary or the Custodian of any distribution on Deposited Securities, and subject to Section 6 of the Deposit Agreement and to the Paragraphs (4), (7) and (9) hereof, the Depositary shall as promptly as practicable distribute by mail to each Holder entitled thereto on the record date set by the Depositary therefor, in proportion to the number of Deposited Securities (on which the following distributions are received by the Custodian) underlying such Holder's ADRs:

(a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this Paragraph (11) ("Cash"), on an averaged or other practicable basis, subject to appropriate adjustments for (i) taxes or other governmental charges withheld, (ii) such distribution being unlawful or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting any foreign currency into U.S. dollars, (2) making any sale by public or private means in any commercially reasonable manner, (3) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, and (4) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time. Only whole U.S. dollars and cents will be distributed (any fractional cents being withheld without liability for interest and added to future Cash distributions).

(b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash.

(c) Rights. (i) To the extent the Company so instructs and timely furnishes to the Depositary evidence (the Company having no obligation to so furnish such evidence) satisfactory to the Depositary that the Depositary may lawfully distribute the same, warrants or other instruments representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), or (ii) to the extent the Company does not furnish such evidence and/or so instructs the Depositary and sales of Rights are practicable as determined by the Depositary after consultation with the Company (which sales shall be effected as promptly as practicable and, to the extent practicable, on the principal German stock exchange on which the Rights are traded), any U.S. dollars available to the Depositary constituting the net proceeds of sales of Rights, as in the case of Cash, or (iii) failing either (i) or (ii), nothing (and any Rights may lapse).

(d) Other Distributions. (i) Securities available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem, after consultation with the Company, lawful, equitable and practicable, or (ii) to the extent the Depositary deems, after consultation with the Company, a distribution of such securities not to be lawful, equitable or practicable, any U.S. dollars available to the Depositary constituting the net proceeds of the sale of Other Distributions, as in the case of Cash.

To the extent that the Depositary determines, after consultation with the Company, that any distribution is not lawful or practicable with respect to any Holder, the Depositary may make such distribution as it deems lawful and practicable, including the distribution of foreign currency or securities (or appropriate documents evidencing the right to receive foreign currency or securities), or retain the same as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof).
Notwithstanding anything herein to the contrary, the Company shall have no obliga-tion to either (i) register any ADSs, Shares, Rights or other securities described in this Paragraph (11) under the Securities Act or (ii) take other actions to permit the distribution of such ADSs, Shares, Rights or other securities in accordance with applicable U.S. securities laws.

(12) Record Dates. The Depositary shall, after consultation with the Company to the extent practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company with respect to the Shares) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters, and only Holders of record on the close of business on such date shall be so entitled.

(13) Voting of Deposited Securities. As promptly as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Deposited Securities, the Depositary shall, subject to applicable law and the Company's Articles of Association, mail to Holders a notice (a) containing such information as is contained in such notice and any solicitation materials, (b) stating that each Holder on the record date set by the Depositary therefor will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities underlying such Holder's ADRs and (c) specifying how and when such instructions may be given. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the Company's Articles of Association and the provisions of or governing Deposited Securities, to vote or cause to be voted the Deposited Securities underlying such Holder's ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

Upon the request of a Holder who has not previously given instructions as to the exercise of voting rights pertaining to the Deposited Securities underlying such Holder's ADRs, and subject to compliance with any reasonable regulations the Depositary may establish (which may include the deposit or blocking of transfers of such Holder's ADRs), the Depositary will endeavor to provide such Holder (or a person designated by such Holder) with the documentation necessary to attend a shareholders' meeting to the extent legally possible. The Depositary will endeavor to ensure that on any date on which it votes or causes to be voted Shares or other Deposited Securities pursuant to this Paragraph (13), it will have on deposit under the Deposit Agreement the number of Shares or other Deposited Securities with respect to which it has received voting instruc-tions from Holders. In the event that, on any such date, the number of Shares or other Deposited Securities, as the case may be, on deposit under the Deposit Agreement is lower than the number of Shares or other Deposited Securities with respect to which the Depositary has received voting instructions, the Depositary shall vote such Shares or other Deposited Securities in accordance with such instructions adjusting the number of securities voted on a pro-rated basis.

(14) Changes Affecting Deposited Securities. Subject to Paragraphs (4), (7) and (9) hereof, upon any change in nominal or par value, split-up or consolidation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders in accordance with Paragraph (11), or any recapitalization, reorganization, merger, liquidation or similar corporate event or sale of all or substantially all the assets of the Company, any cash or securities received by the Depositary in respect of any Deposited Securities shall constitute Deposited Securities hereunder, and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted. In any such case, the Depositary may, and shall if the Company so requests, distribute any part of the cash or securities so received or execute and deliver additional ADRs or call for the surrender of outstanding ADRs to be exchanged for new ADRs describing the new Deposited Securities.

(15) Exoneration. The Depositary, the Company, their respective officers, directors, affiliates and agents and each of them shall: (a) incur no liability to any Holder or Beneficial Owner (i) if law, regulation, the provisions of or governing any Deposited Security, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act that the Deposit Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; or (d) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person in each case believed by it in good faith to be competent to give such advice or information. The Depositary, the Company and their respective agents may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them in good faith to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. In the Deposit Agreement, the Company has agreed to indemnify the Depositary under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances. No disclaimer of liability under the Securities Act is intended by any provision hereof or of the Deposit Agreement.

(16) Amendment. Subject to the last sentence of Paragraph (4), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary without consent of the Holders, provided that any amendment that imposes or increases any fees or charges (other than those listed in clauses (i) through (iv) of Paragraph (9)), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder, at the time any amendment so becomes effective, shall be deemed, by continuing to hold an ADR, to consent and agree to such amendment and to be bound by the ADRs and the Deposit Agreement as amended thereby. By holding an ADR, ADS or an interest therein, each Holder and Beneficial Owner hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed rules. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

(17)Termination. The Depositary shall, at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may terminate the Deposit Agreement, after giving notice to the Holders as set forth in the preceding sentence of this Paragraph (17) at any time 45 days or more after the Depositary shall have delivered to the Company its written resignation, provided that no successor depositary shall have been appointed and accepted its appoint-ment as provided in Section 10 of the Deposit Agreement before the end of such 45 days. After the date so fixed for termination, the Depositary and its agents shall perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn together with any such distributions on Deposited Securities. As soon as practicable after the expiration of one year from the date so fixed for termination, the Depositary shall, to the extent practicable, sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash and its indemnification obligations to the Company. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its indemnification and payment.